Exhibit 12.1





                         JONES APPAREL GROUP, INC.
                     RATIO OF EARNINGS TO FIXED CHARGES

                                  Nine                                 Year
                                 Months                               Ended
                                  Ended                            December 31,
                               September 27,   ----------------------------------------------------
                                  1998           1997       1996       1995       1994       1993
                               -------------   --------   --------   --------   --------   --------
Income before income taxes      $199,587       $194,609   $127,763   $ 99,668   $ 87,345   $ 79,019

Fixed charges
  Interest expense                 3,762          3,584      3,040      1,908      1,212        716
  Portion of rent expense
    representing interest          6,404          7,379      6,290      5,115      3,715      2,915
  Financing cost amortization          -              -          -          -          -          -
                                 -------       --------    -------   ---------   --------   -------
Total fixed charges excluding
  capitalized interest            10,166         10,963      9,330      7,023      4,927      3,631
Capitalized interest                 671            370        181        181         20         29
                                 -------       --------    -------   ---------   --------   -------
Total fixed charges               10,837         11,333      9,511      7,204      4,947      3,660
                                 -------       --------    -------   ---------   --------   -------
Income before income taxes
  and fixed charges             $209,753       $205,572   $137,093   $106,691   $ 92,272   $ 82,650
                                ========       ========   ========   ========   ========   ========
Ratio of earnings to fixed
  charges                           19.4           18.1       14.4       14.8       18.7       22.6
                                ========       ========   ========   ========   ========   ========
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